CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges              Exhibit (12) (ii)
and Ratio of Earnings to Fixed Charges and Preferred Dividends

                                                           2005                              Year Ended December 31,
                                                    --------------------   --------------------------------------------------------
                                                    3 Months   12 Months
                                                     Ended        Ended                                          (1)
                                                    March 31    March 31     2004        2003          2002      2001        2000
                                                    --------    --------   --------    --------     --------   --------   ---------
   Earnings: ($000)
A.   Net Income                                     $ 14,990    $ 37,151   $ 38,648    $ 38,875     $ 32,524   $ 44,178   $  52,595
B.   Federal & State Income Tax                       10,330      26,901     28,426      26,981       21,690     (7,637)     37,150
                                                    --------    --------   --------    --------     --------   --------   ---------
C.   Earnings before Income Taxes                   $ 25,320    $ 64,052   $ 67,074    $ 65,856     $ 54,214   $ 36,541   $  89,745
                                                    ========    ========   ========    ========     ========   ========   =========
D.   Fixed Charges
        Interest on Mortgage Bonds                         0           0          0         570        2,136      5,211      11,342
        Interest on Other Long-Term Debt               3,247      11,904     11,488      10,699        9,819     10,446      12,864
        Other Interest                                   840       4,368      5,517       9,828(2)    11,772     11,820       6,251
        Interest Portion of Rents                        233         995        954         768          749        801         962
        Amortization of Premium & Expense on Debt        264       1,059      1,066       1,159        1,249      1,350       1,170
                                                    --------    --------   --------    --------     --------   --------   ---------
        Total Fixed Charges                         $  4,584    $ 18,326   $ 19,025    $ 23,024     $ 25,725   $ 29,628   $  32,589
                                                    ========    ========   ========    ========     ========   ========   =========

E.   Total Earnings                                 $ 29,904    $ 82,378   $ 86,099    $ 88,880     $ 79,939   $ 66,169   $ 122,334
                                                    ========    ========   ========    ========     ========   ========   =========

   Preferred Dividend Requirements:
F.   Allowance for Preferred Stock Dividends
        Under IRC Sec 247                           $    242    $    970   $    970    $  1,387(2)  $  2,161   $  3,230   $   3,230
G.   Less Allowable Dividend Deduction                   (32)       (127)      (127)       (127)        (127)      (127)       (127)
                                                    --------    --------   --------    --------     --------   --------   ---------
H.   Net Subject to Gross-up                             210         843        843       1,260        2,034      3,103       3,103
I.   Ratio of Earnings before Income
        Taxes to Net Income(C/A)                       1.689       1.724      1.736       1.694        1.667      0.827       1.706
                                                    --------    --------   --------    --------     --------   --------   ---------
J.   Pref. Dividend(Pre-tax)(H x L)                      355       1,453      1,463       2,134        3,391      2,566       5,294
K.   Plus Allowable Dividend Deduction                    32         127        127         127          127        127         127
                                                    --------    --------   --------    --------     --------   --------   ---------
L.   Preferred Dividend Factor                           387       1,580      1,590       2,261        3,518      2,693       5,421
M.   Fixed Charges(D)                                  4,584      18,326     19,025      23,024       25,725     29,628      32,589
                                                    --------    --------   --------    --------     --------   --------   ---------
N.   Total Fixed Charges and Preferred Dividends    $  4,971    $ 19,906   $ 20,615    $ 25,285     $ 29,243   $ 32,321   $  38,010
                                                    ========    ========   ========    ========     ========   ========   =========

O. Ratio of Earnings to Fixed Charges(E/D)              6.52        4.50       4.53        3.86         3.11       2.23        3.75
                                                    ========    ========   ========    ========     ========   ========   =========
P. Ratio of Earnings to Fixed Charges and
   Preferred Dividends(E/N)                             6.02        4.14       4.18        3.52         2.73       2.05        3.22
                                                    ========    ========   ========    ========     ========   ========   =========

(1) The reduction in the ratios reflects the net effect of regulatory actions in 2001 associated with the sale of Central Hudson's interests in its major generating assets, including the recording of a significant amount of federal investment income tax credits.

(2) Reflects SFAS No. 150, entitled Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.